Aradigm Announces Management Change

HAYWARD, CA -- 06/05/2007 -- Aradigm Corporation (OTCBB: ARDM) today announced that Thomas C. Chesterman, Aradigm's Senior Vice President, Chief Financial Officer and Company Secretary, will leave the Company, effective June 20, 2007, to pursue other interests.

"I would like to thank Tom Chesterman for his valuable contributions and services to the company since 2002," said Igor Gonda, Aradigm's President and CEO. "He leaves Aradigm in strong financial position, and with the resources to pursue our growth strategy. We wish him well in his future endeavors."

About Aradigm

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of a portfolio of drugs delivered by inhalation for the treatment of severe respiratory diseases by pulmonologists. Current activities include partnered and self-initiated development programs addressing the treatment of cystic fibrosis, bronchiectasis, pulmonary hypertension, asthma, inhalation anthrax infections and smoking cessation.

In addition, Aradigm's AERx insulin Diabetes Management System (iDMS), which has been licensed to Novo Nordisk for development and commercialization in return for royalties, is in Phase 3 testing for Type 1 and Type 2 diabetes. Under the agreements with Novo Nordisk, Novo Nordisk is responsible for all further clinical, manufacturing and commercial development, while Aradigm and Novo Nordisk continue to cooperate and share in technology development, as well as intellectual property development and defense. Novo Nordisk also remains a substantial shareholder and investor in Aradigm. More information about Aradigm can be found at www.aradigm.com.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including our ability to execute our growth strategy, as well as the other risks detailed from time to time in Aradigm Corporation's Securities and Exchange Commission (SEC) Filings, including the company's Annual Report on Form 10-K, and quarterly reports on Form 10-Q.

Aradigm and AERx are registered trademarks of Aradigm.

Contact:
Investor Relations
Aradigm
(510) 265-8850

Lippert/Heilshorn & Associates
Don Markley
Bruce Voss
(310) 691-7100